UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2018

Data I/O Corporation
(Exact name of registrant as specified in its charter)

Washington	0-10394	91-0864123
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6645 185th Ave. N.E., Suite 100, Redmond, WA 98052
(Address of principal executive offices, including zip code)

(425) 881-6444
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company                                                         □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act                                                                                                                    □

Items reported in this filing:

Item 2.02 Results of Operation and Financial Condition

Item 9.01 Financial Statements and Exhibits

Item 2.02 Results of Operation and Financial Condition

A press release announcing fourth quarter 2017 results was made April 27, 2018 and a copy of the release is being furnished as Exhibit 99.0 in this current report.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

99.0	Press Release: Data I/O Reports First Quarter 2018 Results

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Data I/O Corporation

April 27, 2018	By: /s/ Joel S. Hatlen Joel S. Hatlen Vice President Chief Operating and Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.0	Press Release: Data I/O Reports First Quarter 2018 Results

Joel Hatlen	Darrow Associates, Inc.
Chief Operating and Financial Officer	Jordan Darrow
Data I/O Corporation 6645 185th Ave. NE, Suite 100	(512) 551-9296 jdarrow@darrowir.com
Redmond, WA 98052
(425) 881-6444

Data I/O Reports First Quarter 2018 Results

Solid Progress in First Quarter Confirms Long Term Growth Strategy for Automotive Electronics and IoT/Secure Programming

Redmond, WA, Thursday -- April 26, 2018 -- Data I/O Corporation (NASDAQ: DAIO), a leading global provider of advanced data programming and security provisioning solutions for flash-memory, flash based microcontrollers, secure elements and authentication ICs, today announced financial results for the first quarter ended March 31, 2018.

First Quarter 2018 Highlights (on year-over-year basis unless noted)

•       Net sales of $7.6 million, another first quarter multiyear high, up from $7.2 million in 1Q17

•       Total bookings of $6.2 million

•       Gross margin as a percentage of sales of 57.9%, up from 57.7% in 1Q17

•       Net income of $130,000 or $0.02 diluted earnings per share, down from $979,000 or $0.12 diluted earnings per share in 1Q17

•       Cash/securities of $16.8 million at end of 1Q18 (vs. $10.5 million at end of 1Q17); No debt

•       Continued automotive electronics traction

    Automotive represented 59% of bookings for 1Q18
    Won 2018 NPI Award for new Universal Flash Storage (UFS) support on LumenX programming platform

•       Momentum for SentriX Security Provisioning Platform

    Won Best of Show at Embedded World for the SentriX Security Provisioning Platform
    Awarded SentriX contract at Programming Center
    Significant New Announcements with Global Semiconductor/Security Leaders:
      Infineon Technologies
      NXP Semiconductors
      Cypress Semiconductor
      Arm Holdings
      IAR Systems
      Secure Thingz

Management Comments

“We begin 2018 with a solid start in the first quarter amid an anticipated period of capacity absorption from our programming center customers and resumption of traditional seasonality.  First quarter revenues and gross margins were in-line with our expectations.  At the same time, we continued to invest as planned to bolster our Automotive Electronics platform as well as to launch our next generation SentriX Security Provisioning Platform, initially directed at the Internet-of-Things (IoT) market,” said Anthony Ambrose, President and CEO of Data I/O Corporation.

“Our strong financial position has enabled us to make planned and increased investments in research and development (R&D) and marketing to support the Company’s two secular, long term growth opportunities.  The increased operational spending is calculated and strategic in nature with the intent to further extend our lead as the partner of choice on a global scale for device programming and security provisioning technology.

“Data I/O has made impressive progress toward the development of leadership positions in both automotive electronics and secure programming.  We believe we are in the early stages of expansion in the former market as market leaders suggest electronic content and flash memory per vehicle could grow from approximately 50 gigabytes today to 1 terabyte by 2025 – or a 20-fold increase.  This progression began a few years ago and our ability to capitalize on it is reflected in our record financial performance in 2016 and 2017.  Our investments in UFS programming capability and other planned enhancements to our products are designed to capture this growth opportunity in automotive electronics.

“While significant runway for growth remains within the automotive electronics sector, we also have been building out our SentriX platform where we are incurring expenses now and expect revenue contributions to gain meaningful traction next year.  We view security provisioning as a second strong market opportunity for Data I/O that complements and reinforces growth in the automotive sector.  Our SentriX platform is an end-to-end security provisioning solution for OEMs of any size and volume that provides a cost-effective and integrated method to enable hardware based security from product design through manufacturing.  Validating the importance of our approach, during the first quarter we announced numerous partnerships with global silicon powerhouses, security specialists and ecosystem leaders that make our solution unique to the industry and essential for safeguarding the embedded IoT supply chain.”

Financial Results

Net sales in the first quarter of 2018 were $7.6 million, up 5.6% as compared to $7.2 million in the first quarter of 2017.  The year-over-year increase in sales was primarily a result of prior quarterly bookings and orders received within the three months ended March 31, 2018, particularly for automotive electronics equipment to end customers.

Gross margin of $4.4 million in the first quarter of 2018 increased 6% as compared to $4.2 million in the prior year period.  For the 2018 first quarter, gross margin as a percentage of sales was 57.9%, an improvement as compared to 57.7% in the first quarter of 2017.  The improvement in gross margin as a percentage of sales compared to the previous year first quarter was primarily due to favorable product mix as well as higher order volume and improved factory utilization.

Total operating expenses in the first quarter of 2018 were $4.1 million, an increase of 21% from $3.4 million in the 2017 period.  Spending on research and development to support the Company’s two primary business lines increased nearly 22% in the first quarter of 2018 to $1.9 million from $1.5 million in the first quarter of 2017.  This includes the full impact of engineering resources that were hired in the fourth quarter of 2017.  SG&A expenses increased from $1.8 to $2.2 million, reflecting the Company’s increased business development efforts in promoting our new Security Provisioning solution and higher variable sales commissions, as well as participation in additional trade shows and other brand awareness spending.  Operating income was $344,000 for the first quarter of 2018, down from $804,000 in the 2017 period.

Net income in the first quarter of 2018 was $130,000, or $0.02 per diluted share, compared with net income of $979,000, or $0.12 per diluted share, in the first quarter of 2017.  Included in non-operating income for the first quarter of 2018 is currency loss of $176,000 compared to $32,000 in prior year first quarter that also included $211,000 for gain on sales of non-core Internet domain assets.

Bookings in the first quarter of 2018 were $6.2 million, compared to $8.4 million in the first quarter of 2017.  Backlog at March 31, 2018 was $2.7 million, compared to $4.0 million at December 31, 2017.

Data I/O’s financial condition remains strong with a cash position of $16.8 million at March 31, 2018, down from $18.5 million at December 31, 2017.  The reduced cash level at March 31, 2018 as compared to December 31, 2017 resulted from annual payments for accrued annual incentive compensation and pension payments relating to 2017.  Net working capital of $20.1 million at March 31, 2018 increased by $600,000 from $19.5 million at December 31, 2017.  The Company continues to have no debt.

Conference Call Information

A conference call discussing the first quarter ended March 31, 2018, financial results will follow this release today at 2 p.m. Pacific time/5 p.m. Eastern Time.  To listen to the conference call, please dial (612) 234-9959, passcode: DAIO.  A replay will be made available approximately one hour after the conclusion of the call.  To access the replay, please dial (320) 365-3844, access code: 446996.  The conference call will also be simultaneously webcast over the Internet; visit the News and Events section of the Data I/O Corporation website at dataio.com to access the call from the site.  This webcast will be recorded and available for replay on the Data I/O Corporation website approximately one hour after the conclusion of the conference call.

Data I/O Corporation’s Annual Meeting of Shareholders is scheduled for 10:00 a.m. Pacific on May 21, 2018.

About Data I/O Corporation

Since 1972 Data I/O has developed innovative solutions to enable the design and manufacture of electronic products for automotive, industrial/Internet-of-Things and consumer electronics markets and their programming center and contract manufacturing partners. Today, our customers manufacture hundreds of millions of products each year using Data I/O programming solutions to reliably, securely, and cost-effectively deliver their Intellectual Property into programmable devices. Our expertise in programmable integrated circuits, global supply chain processes, factory integration and IP management and protection helps bring innovative new products to life. These solutions are backed by a global network of Data I/O support and service providers, ensuring success for our customers.

Learn more at dataio.com

Forward Looking Statement and Non-GAAP financial measures

Statements in this news release concerning economic outlook, expected revenue, expected margins, expected savings, expected results, estimated tax reform impact, orders, deliveries, backlog and financial positions, as well as any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements.  These factors include uncertainties as to the ability to record revenues based upon the timing of product deliveries, installations and acceptance, accrual of expenses, changes in economic conditions and other risks including those described in the Company's filings on Forms 10K and 10Q with the Securities and Exchange Commission (SEC), press releases and other communications.

Non-GAAP financial measures, such as EBITDA and Adjusted EBITDA excluding equity compensation, should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s results and facilitate the comparison of results.

-          tables follow   -

DATA I/O CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(UNAUDITED)

	Three Months Ended March 31,
	2018	2017

Net Sales	$7,629	$7,224
Cost of goods sold	3,213	3,057
Gross margin	4,416	4,167
Operating expenses:
Research and development	1,879	1,545
Selling, general and administrative	2,193	1,818
Total operating expenses	4,072	3,363
Operating income	344	804
Non-operating income (expense):
Interest income	7	8
Gain on sale of assets	-	211
Foreign currency transaction gain (loss)	(176)	(32)
Total non-operating income (expense)	(169)	187
Income before income taxes	175	991
Income tax (expense)	(45)	(12)
Net income	$130	$979

Basic earnings per share	$0.02	$0.12
Diluted earnings per share	$0.02	$0.12
Weighted-average basic shares	8,287	8,031
Weighted-average diluted shares	8,542	8,327

DATA I/O CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(UNAUDITED)

	March 31, 2018	December 31, 2017

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$16,816	$18,541
Trade accounts receivable, net of allowance for
doubtful accounts of $83 and $73, respectively	4,423	3,769
Inventories	3,959	4,168
Other current assets	610	708
TOTAL CURRENT ASSETS	25,808	27,186

Property, plant and equipment – net	2,419	2,458
Income tax receivable	598	598
Other assets	45	45
TOTAL ASSETS	$28,870	$30,287

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,369	$1,301
Accrued compensation	1,540	3,536
Deferred revenue	1,718	1,787
Other accrued liabilities	934	858
Income taxes payable	174	218
TOTAL CURRENT LIABILITIES	5,735	7,700

Long-term other payables	472	527

COMMITMENTS	-	-

STOCKHOLDERS’ EQUITY
Preferred stock -
Authorized, 5,000,000 shares, including
200,000 shares of Series A Junior Participating
Issued and outstanding, none	-	-
Common stock, at stated value -
Authorized, 30,000,000 shares
Issued and outstanding, 8,295,026 shares as of March 31,
2018 and 8,276,813 shares as of December 31, 2017	19,161	18,989
Accumulated earnings (deficit)	2,219	2,089
Accumulated other comprehensive income	1,283	982
TOTAL STOCKHOLDERS’ EQUITY	22,663	22,060
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$28,870	$30,287

DATA I/O CORPORATION

NON-GAAP FINANCIAL MEASURE RECONCILIATION

	Three Months Ended March 31,
	2018	2017
(in thousands)
Net Income	$130	$979
Interest (income)	(7)	(8)
Taxes	45	12
Depreciation and amortization	229	165
EBITDA earnings	$397	$1,148

Equity compensation	177	97
Adjusted EBITDA earnings,
excluding equity compensation	$574	$1,245